Exhibit 10.11.3.1

LETTER OF GRANT
as of
December 31, 2008

Mr. Robert G. van Schoonenberg
Executive Vice President, General Counsel and Secretary
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103

Dear Mr. van Schoonenberg:

Avery Dennison Corporation (“Company”) is adopting an amended and restated Avery Dennison Corporation Supplemental Executive Retirement Plan (“Plan”) effective as of January 1, 2009. The amended and restated Plan contains the necessary provisions to bring the Plan into compliance with Internal Revenue Code Section 409A (“Section 409A”). By complying with the requirements of Section 409A, the benefits provided under such nonqualified deferred compensation plan may continue to be tax deferred. This letter is written to advise you of the changes that the Compensation and Executive Personnel Committee of the Board of Directors of the Company has made to the Plan in order to comply with Section 409A.

Calculation of SERP Benefit. Your SERP Benefit will be determined in accordance with the provisions below and subject to the terms of the Plan.

Your “SERP Benefit” is equal to the annual payment of a straight life annuity commencing the first day of the month following the month in which you attain age 65 (or the month in which a Payment Event occurs, if later) with each annual payment equal to fifty-seven and one-half percent (57.5%) of your Average Compensation. If payment of your SERP Benefit commences before you attain age 65, the Actuarial Reduction will reduce your SERP Benefit for early commencement.

Finally, your SERP Benefit will be further reduced by the Specified Formula Reductions.

Time and Form of Payment. Your SERP Benefit will be paid on the Benefit Commencement Date determined under the Amended and Restated Benefit Restoration Plan of Avery Dennison Corporation (“BRP”) and in accordance with the form of payment specified under the BRP.

Key Employee Delay. As a Key Employee, as determined under the Avery Dennison Corporation Key Employee Policy, your Benefit Commencement Date will be no earlier than the first day of the month that is coincident with or next following the date that is six months after your Separation from Service, unless an earlier payment complies with a permissible Section 409A exception (e.g., the payment of employment taxes). To the extent your status as a Key Employee results in a delayed payment, then, following the end of such six-month period, the Plan will provide you with a one-time payment equal to the amount you would have been entitled to receive if your Benefit Commencement Date had not been delayed due to your status as a Key Employee, together with Interest.

Vesting. You will become vested in your SERP Benefit upon the earliest of the following dates provided, in the event of (1), (2), or (3), you are an Employee on that date:

(1) The date you attain age 62;

(2) The date you suffer a Disability;

(3) The date of your death;

(4)	The date you have an involuntary Separation from Service from the Company without Cause, including an involuntary Separation from Service on account of a Change in Control; and

(5)	The date of your Separation from Service for Good Reason.

Death Benefit. Upon your death, a Death Benefit will be paid only to the spouse to whom you were married on the date of your death; payment will be made in a Lump Sum (which is the form in which the “death benefit” under the BRP is paid) at the same time as the “death benefit” under the BRP, provided such spouse is then living.

The amount of the Lump Sum Death Benefit payable to your spouse will be Actuarially Equivalent to the amount that would have been payable to your spouse as a survivor benefit hereunder if before your date of death you attained age 62 (or your actual age, if you are older), commenced benefits in the form of a 50% Joint and Survivor Annuity, and then died.

No Death Benefit will be payable hereunder or under the Plan if you die while unmarried before any scheduled Benefit Commencement Date.

Definitions. For purposes of determining your rights hereunder and under the Plan, the terms:

(1)	Cause, Disability, Good Reason, Lump Sum and SERP Benefit will have the meanings set forth in the Plan;

(2)	Actuarial Equivalent and/or Actuarially Equivalent, Actuarial Reduction, Average Compensation, and Specified Formula Reductions will have the meanings set forth in Appendix A hereto; and

(3)	Benefit Commencement Date, Change in Control, Employee, Interest (except for purposes of the definition of Actuarial Equivalent in Appendix A), Joint and Survivor Annuity, Key Employee, Qualified Plan, Payment Event, and Separation from Service will have the meanings set forth in the BRP.

Neither future amendments nor termination of the Plan will adversely affect the SERP Benefit to be provided hereunder or under the Plan without your prior written consent. The rights provided hereunder and under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution, or in accordance with a domestic relations order as described in the Plan.

Please acknowledge your receipt and acceptance of this Letter of Grant, and your agreement to be bound by all of the terms hereof and of the Plan, by countersigning and dating the enclosed copy of this letter in the space provided below and returning the same to me.

Very truly yours,

AVERY DENNISON CORPORATION

By:
Chairman of the Compensation and Executive Personnel Committee

I hereby acknowledge having received,
read and understood this Letter of
Grant and the Plan, and agree to be
bound by the terms hereof and of the
Plan.

Robert G. van Schoonenberg

APPENDIX A

As used in the Letter of Grant to which this Appendix is attached, and herein, the following terms will have the meanings specified:

1.	“Actuarial Equivalent” or “Actuarially Equivalent” shall mean the equivalent of a given amount (or series of amounts) payable in another manner or by another means in accordance with actuarial principles, methods and assumptions as approved for this purpose by the Compensation and Executive Personnel Committee of the Board of Directors of the Company and which will include the following:

(a) Mortality – the Applicable Mortality Table defined in Internal Revenue Code Section 417(e)(3)(B) in effect each September, for adjustments made during the one-year period beginning the subsequent
December 1.

(b) Interest — The Applicable Interest Rate defined in Internal Revenue Code Section 417(e)(3)(C) as of September of each year, for adjustments made during the one-year period beginning the subsequent
December 1; provided, however, for purposes of the reductions described in paragraphs (3), (4), and (5) of Appendix B, Interest shall be determined as if the “applicable percentage” referred to in Code Section 417(e)(3)(D)(iii) were 100 percent for all years.

2.	“Actuarial Reduction” shall mean a 10 percent reduction in the gross benefit prior to applying any offsets. The Actuarial Reduction will be applied if you (or your spouse) commence receipt of a SERP Benefit (or a Death Benefit) prior to your reaching age 65.

3.	“Average Compensation” shall mean the annual average of (a) and (b) below:

(a)	Your salary for the three highest twelve month periods out of your last sixty months of employment with the Company as Executive Vice President, General Counsel and Secretary; plus

(b)	Your three highest earned annual bonuses during your last sixty months of employment with the Company as Executive Vice President, General Counsel and Secretary.

For this purpose your salary and bonus will include any such compensation that is deferred by you under any Company deferred compensation plan or arrangement.

4.	“Specified Formula Reductions” means the specific reductions to the Plan formula attributable to Company-provided retirement benefits under plans and arrangements other than the Plan and certain other amounts determined as of December 31, 2008. Said reduction will equal the sum of the amounts listed in the Specified Formula Reductions Schedule in Appendix B. To the extent necessary, each amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date.

APPENDIX B

Specified Formula Reduction Schedule

The Specified Formula Reduction Schedule is the schedule of amounts attributable to Company-provided benefits and contributions for or in respect of you and certain other amounts determined as of December 31, 2008, which are taken into account in determining the Specified Formula Reduction. The amounts are described below and such reduction will be applied as of your applicable Benefit Commencement Date, Accordingly, to the extent necessary, each such amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date before such reduction is applied.

(1)	The Actuarial Equivalent amount payable to or in respect of you under the Qualified Plan (without regard to any offsets thereunder) and any successor qualified defined benefit retirement plan offered by the Company; provided such amount satisfies the requirements of Treasury regulation section 1.409A-1(a)(2).

(2)	The Actuarial Equivalent amount payable to or in respect of you under the BRP at the same time and in the same form as your SERP Benefit.

(3)	The Actuarial Equivalent of the Lump Sum amount of your “Company Contributions Account” and your “Prior Account” under the Avery Dennison Employee Savings Plan and any successor qualified defined contribution retirement plan offered by the Company; provided such amount satisfies the requirements of Treasury Regulation Section 1.409A-1(a)(2).

(4)	The Actuarial Equivalent of the Company contributions (plus interest) in your account as of December 31, 2008 under the Avery Dennison Corporation Executive Variable Deferred Compensation Plan, the Avery Dennison Corporation Executive Variable Deferred Retirement Plan, the Avery Dennison Corporation Executive Deferred Retirement Plan and the Avery Dennison Corporation Executive Deferred Compensation Plan.

(5)	$22,017 (representing your estimated annual Primary Social Security Benefit as of the first day of the month next following the date you attain age 65).